Exhibit 10.29

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

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TERMINATION AND TRANSITION AGREEMENT

THIS TERMINATION AND TRANSITION AGREEMENT (the “Transition Agreement”) is made as of February 5, 2015 (the “Termination Date”), by and between DEBIOPHARM INTERNATIONAL S.A., a Swiss corporation having its principal place of business at Forum «après-demain», Chemin Messidor 5-7, 1006 Lausanne, Switzerland (“Debiopharm”), and CURIS, INC., a corporation established under the laws of the State of Delaware, USA, having its principal place of business at 4 Maguire Road, Lexington, MA 02421-3112, United States of America (“Curis”).

RECITALS

WHEREAS, Debiopharm and Curis are parties to that certain License Agreement effective as of August 5, 2009 and dated August 6, 2009, as amended on October 26, 2009, March 30, 2011, February 6, 2012, July 16, 2012, May 20, 2013, March 26, 2014 and November 10, 2014 (collectively, the “License Agreement”); and

WHEREAS, Debiopharm and Curis desire to terminate the License Agreement and to provide for an orderly transition of rights, responsibilities and obligations relating to Compounds and Products from Debiopharm to Curis in a manner that minimizes disruption to Product development, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debiopharm and Curis agree as follows:

1. DEFINED TERMS. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the License Agreement. In addition, the following terms shall have the respective meanings provided below:

1.1 “Debio 0932 CTA” shall mean Debiopharm’s clinical trial applications (CTAs), for any and all studies concerning the Compound, including CTAs for the studies [**], including all amendments thereto, and the “Declaration of End of Trial” for each aforementioned study.

1.2 “EudraCT” shall mean the “European Union Drug Regulating Authorities Clinical Trials”, which is the European database of all clinical trials of investigational medicinal products.

1.3 “HALO Trial” shall mean that certain Debiopharm-sponsored clinical trial of Product described in Debiopharm Protocol No. [**].

1.4 “Non-Exclusive License” shall have the meaning provided in paragraph 2.3 of this Transition Agreement.

1.5 “Termination Date” shall have the meaning provided in the introductory paragraph of this Transition Agreement.

1.6 “Transition Period” shall mean the period beginning on the Termination Date and expiring [**] days thereafter.

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2. TERMINATION OF LICENSE AGREEMENT.

2.1 License Agreement Termination Date. The License Agreement is hereby terminated effective as of the Termination Date.

2.2 Consequences of Termination. The License Agreement shall be deemed to have been terminated pursuant to Section 12.1 of the License Agreement, and such termination shall be subject to the provisions of Section 13.1 of the License Agreement, which Section is hereby incorporated by reference in this Transition Agreement, except for Sections 13.1(b)(i) and 13.1(b)(ii) of the License Agreement, which are superseded by the terms set forth below in this paragraph 2.2 as of the Termination Date.

(a) Curis will make each of the following one-time payments to Debiopharm:

(i) $750,000 (Seven Hundred and Fifty Thousand United States Dollars) within fifteen (15) days of the Termination Date, which is in consideration of Debiopharm providing the LC14020A Material (defined in paragraph 3.7 of this Transition Agreement) to Curis as described in paragraph 3.7 of this Transition Agreement;

(ii) $3,000,000 (Three Million United States Dollars) within thirty (30) days after the first dosing of the first patient in the first Phase III anywhere in the Territory; and

(iii) $10,000,000 (Ten Million United States Dollars) within thirty (30) days after receipt of the first marketing approval for Product in the United States of America or a Major European Market (whichever occurs first);

(b) Curis will pay to Debiopharm royalties at the rate of three percent (3%) of Curis Net Sales (defined below) of Products. Royalties on Curis Net Sales will be payable on a country-by-country basis from first commercial sale of a Product in a country of the Territory and ending upon the later of: (i) expiration of the last-to-expire valid claim of the Debiopharm Patents, which valid claim covers the composition of matter, or any method of manufacture or use, of the Product (or the Compound contained therein) in such country; and (ii) the tenth (10th) anniversary of first commercial sale of the Product in such country. For purposes of this paragraph 2.2(b), the definition of “Net Sales” set forth in Article 1 of the License Agreement shall apply mutatis mutandis to define the term “Curis Net Sales”;

(c) Curis shall pay to Debiopharm ten percent (10%) of all Curis Sublicensee Royalties (defined below). For purposes of this paragraph 2.2(c), “Curis Sublicensee Royalties” shall mean royalties paid by Third Party sublicensees to Curis or any of its Affiliates with respect to sales of Products by such Third Party sublicensees or any of their respective further sublicensees; and

(d) Curis shall pay to Debiopharm: (i) fifteen percent (15%) of all Curis Sublicensee Payments (defined below) attributable to the grant of a license or sublicense to develop or commercialize any Product other than a Psoriasis Product (defined below), provided that the maximum aggregate amount payable by Curis to Debiopharm under this clause (i) is $20,000,000 (Twenty Million United States Dollars); and (ii) fifteen percent (15%) of all Curis Sublicensee Payments attributable to the grant of a license or sublicense to develop or commercialize any Psoriasis Product. For purposes of this paragraph 2.2(d), “Curis Sublicensee Payments” shall mean amounts paid by Third Party sublicensees to Curis or any of

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its Affiliates in connection with the grant of any license or sublicense with respect to Products, except that Curis Sublicensee Payments shall exclude (I) Curis Sublicensee Royalties, and (II) any amounts paid to Curis by Third Party sublicensees to reimburse expenses incurred by Curis (e.g., FTE support, patent costs) or for purchases of Curis equity, provided that the consideration received by Curis for such equity does not exceed the fair market value of such equity; and “Psoriasis Product” shall mean any Product in a topical formulation for local (i.e., non-systemic) delivery for the treatment of psoriasis.

For the avoidance of doubt, the Parties acknowledge and agree that: (A) the license granted by Curis to Debiopharm under Section 2.1 of the License Agreement is terminated and has reverted to Curis as of the Termination Date; (B) Section 14.1 of the License Agreement is terminated as of the Termination Date and shall be of no further force or effect, and (C) the license regarding the Development and Use of Diagnostics Products granted by Curis to Debiopharm under the amendment dated May 20, 2013 is terminated, notwithstanding Section 10 of this amendment dated May 20, 2013 and shall be deemed to have been terminated in accordance with Section 11 of this amendment dated May 20, 2013, and has reverted to Curis as of the Termination Date.

2.3 Curis Exercise of Right to Obtain Non-Exclusive License. Curis hereby exercises its right to obtain the non-exclusive license set forth in Section 13.1(b) of the License Agreement (the “Non-Exclusive License”), subject to paragraph 2.2 of this Transition Agreement, including those provisions of Section 13.1(b) of the License Agreement that are incorporated herein by reference. The Parties agree that the Non-Exclusive License and the Parties’ respective rights and obligations under Section 13.1(c) of the License Agreement are effective as of the Termination Date, except that, notwithstanding the provisions of clause (B) of Section 13.1(c) of the License Agreement, Curis elects not to have Debiopharm transfer or assign the Debio 0932 CTA to Curis.

3.	TRANSITION.

3.1 Current Status of Development Activities. Debiopharm hereby represents and warrants to Curis that Exhibits A and C to this Transition Agreement:

(a) list all preclinical or other non-clinical studies and clinical trials of any Compound or Product conducted by or on behalf of Debiopharm, and accurately indicate, in each case, whether such study or trial is completed or ongoing as of the Termination Date;

(b) describe all Product manufacturing process development, formulation, and chemistry, manufacturing, and controls (CMC) work conducted by or on behalf of Debiopharm, and accurately indicate, in each case, whether such work is completed or ongoing as of the Termination Date;

(c) identify each contract manufacturing organization or other vendor that has performed any Product manufacturing process development, formulation or CMC work, or has manufactured Compound or Product, on behalf of Debiopharm; and

(d) describe each assay developed by or on behalf of Debiopharm with respect to HSP90, Compound or Product, including, without limitation, any diagnostic CMC, pharmacokinetic, pharmacodynamics and clinical sample evaluation assay.

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3.2 HALO Trial. Debiopharm shall cease enrollment in all trials, including the HALO Trial, as of the Termination Date. Subject to compliance with all applicable laws, rules and regulations, the requirements of any applicable Regulatory Authority ICH current good clinical practices, and the protocol for the HALO Trial, and consistent with good medical judgment, applicable ethical standards and requirements, and all applicable ethics committee/institutional review board (IRB) approvals for the HALO Trial, Debiopharm shall perform each of the following obligations with respect to the HALO Trial within the applicable period specified below:

(a) wind down and close out the HALO Trial at all participating sites within [**] days after the Termination Date;

(b) within [**] days after completion of wind-down and close-out of the HALO Trial in France, the United Kingdom, Spain and Hungary, complete and submit a declaration of the end of the HALO Trial (including all information required to be submitted therewith) to each of the Regulatory Authorities and ethics committees in France, Hungary, Spain, and the United Kingdom;

(c) complete and deliver to Curis the final clinical study report of the results of the HALO Trial within [**] months after the Termination Date; and

(d) (i) supply all the required quantities of the Product to clinical sites in Spain for patients for compassionate use only (the “Compassionate Use Patients”) for an indefinite period after the Termination Date, (ii) perform all necessary actions pertaining to this supply of Product for such compassionate use, in accordance with the applicable laws and regulations of Spain and decisions of the relevant competent authorities, and (iii) as described in paragraph 4.2 of this Transition Agreement, provide Curis with timely reporting of serious adverse events or other critical or reportable safety events experienced by Compassionate Use Patients, at Debiopharm’s expense and under Debiopharm’s sole responsibility.

3.3 Transition Plan. The Parties desire: (a) to ensure an efficient and orderly transition to Curis of ongoing Product development (other than the HALO Trial) and manufacturing process development, formulation and CMC work; and (b) to effect the efficient and expeditious transfer to Curis or its Third Party designee(s) of such Compound and Product manufacturing technology, analytical and other assays, process development and know-how as are necessary to enable Curis or such designee(s) to manufacture Compound and Product . To that end, Debiopharm shall perform, and Curis shall cooperate with Debiopharm in its performance of, the activities set forth in the transition plan attached to this Transition Agreement as Exhibit B (the “Transition Plan”). Debiopharm shall perform the Transition Plan activities in accordance with all applicable laws, rules and regulations and the requirements of any applicable Regulatory Authority and shall use commercially reasonable efforts to perform each of such activities within the time frames set forth in the Transition Plan and to complete all such activities no later than the expiry of the Transition Period. At Curis’ reasonable request from time to time during the Transition Period, Debiopharm shall make qualified Debiopharm representatives reasonably available to Curis to provide necessary technical assistance, respond to reasonable questions and otherwise facilitate the performance of the Transition Plan.

3.4 Data Transfer. Debiopharm shall transfer and deliver to Curis all Data and information relating to the Compound or Products in Debiopharm’s or its Affiliates’ Control and possession (including, without limitation, final reports of all clinical trials and other studies of the Compound or any Product conducted by or on behalf of Debiopharm): (a) to the extent that such

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Data and information exists as of the Termination Date, promptly after the Termination Date; and (b) to the extent that such Data and information is collected or generated after the Termination Date in the wind-down and close-out of the HALO Trial (or other clinical trials conducted by Debiopharm) or the performance of Transition Plan activities, promptly upon the collection or generation (or if generated by a Third Party, promptly following delivery to Debiopharm) of the same. Debiopharm represents and warrants to Curis that each report of any clinical trial or other study of the Compound or any Product delivered by Debiopharm to Curis that is identified as “final” will be in final form and will have received final internal sign-off by Debiopharm prior to delivery to Curis.

3.5 Raw Data and Source Documents. To the extent that Debiopharm is required by applicable law to do so, Debiopharm shall retain, or cause to be retained, all raw data and source documents underlying the Data and all regulatory submissions made by Debiopharm or any of its Affiliates with respect to Compound or Product for the applicable retention period required by law (the “Retention Period”). Debiopharm shall, upon reasonable advance written notice by Curis, and during regular business hours, make such raw data and source documents available at its or its contractor’s offices for review, copying and audit by Curis’ representatives. On or after the expiration of the applicable Retention Period, Debiopharm may destroy such raw data and source documents upon [**] days’ notice to Curis, unless, during such [**]day notice period, Curis requests in writing that the originals of such raw data and source documents be delivered to Curis or its designee, in which case Debiopharm shall deliver the same to Curis or its designee in accordance with Curis’ written direction and at Curis’ cost.

3.6 Manufacturing Arrangements. Debiopharm shall provide contact information include primary contact name, email address and telephone number and also shall promptly provide such introductions to contract manufacturing organizations and other vendors identified in Exhibit C hereto as Curis may request during the Transition Period, and shall deliver to each such vendor such written notices and authorizations as may be necessary for such vendor to disclose and provide to Curis, and for Curis to access and use, the respective agreement between Debiopharm and such vendor, all data and results of the services performed by such vendor on behalf of Debiopharm with respect to Compound or Product (“Debio 0932 Services”), including, without limitation, raw data, documentation, batch records, source documents and reports regarding the Debio 0932 Services, and all Compound and Product material in such vendor’s possession.

3.7 Clinical Material. Debiopharm represents and warrants that Exhibit D to this Transition Agreement sets forth the approximate quantity and the location of all currently available clinical material in the possession or control of Debiopharm as of the Termination Date, including API starting material, API finished product, bulk finished product and clinical drug product, including the LC14020A Material (collectively, the “CMC Materials”), and, except as designated as non-cGMP at Exhibit D, the CMC Materials were manufactured in accordance with cGMP. As of the Termination Date, Curis shall be the owner of all remaining Product clinical material within lot LC14020A, which is comprised of [**] blister packages that hold a total of [**] tablets (the “LC14020A Material”), and which Curis will have the right to use in clinical studies. Within [**] days after receipt of payment for the LC14020A Material in accordance with paragraph 2.2(a)(i) of this Transition Agreement, Debiopharm shall deliver the LC14020A Material to Curis or its designee at the address specified by Curis in writing. During the Transition Period, Debiopharm and Curis shall determine which of the CMC Materials listed in Exhibit D shall be kept in storage, transferred to Curis or disposed of in accordance with all applicable laws and regulations. Debiopharm will retain the agreed and selected CMC Materials to be kept in storage for a maximum period of [**] months as of the Termination Date for Curis’

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future use; for the sake of clarity, Debiopharm will not be responsible for the retesting of such CMC Materials, including currently ongoing stability and other testing programs. Curis will pay Debiopharm for such CMC Materials to be kept in storage at a rate that is equal to its invoiced costs (as converted to United States dollars at the Termination Date). Debiopharm will provide Curis with sufficient documentation to substantiate invoiced cost (i.e., manufacturing contracts and related invoices). During the Transition Period, Debiopharm will provide contact information, including primary contact name, email address and telephone number for vendors listed in Exhibit D.

3.8 Biological Samples. Debiopharm represents and warrants that Exhibit E to this Transition Agreement sets forth the nature and the location of all biological samples collected by or on behalf of Debiopharm in the development of the Compound or Product that are in the possession or control of Debiopharm as of the Termination Date. Debiopharm will provide Curis with quantities of such biological samples as requested by Curis. During the Transition Period, Debiopharm will provide contact information, including primary contact name, email address and telephone number for vendors listed in Exhibit E.

3.9 Change of Sponsorship Letter. Within [**] days after the Termination Date, Debiopharm shall submit a change of sponsorship letter to FDA transferring ownership of U.S. IND No. [**] to Curis. Curis shall submit an acknowledgment letter to the FDA, confirming its acceptance of the IND.

4.	REGULATORY.

4.1 Regulatory Filings. Debiopharm represents and warrants that the CTAs listed in paragraph 1.1 of this Transition Agreement are the only INDs filed by or on behalf of Debiopharm or any of its Affiliates with respect to Compound or Product with any Regulatory Authority and ethics committee prior to the Termination Date. Without limiting the generality of paragraph 3.2(b) of this Transition Agreement, Debiopharm shall take such actions and make such submissions to Regulatory Authorities as may be necessary to close and terminate the Debio 0932 CTA within [**] days after the Termination Date. Notwithstanding the foregoing, Curis acknowledges that the clinical study report (“CSR”) for the HALO Trial might not be available by the expiry of the Transition Period. Debiopharm commits to completing the CSR within [**] months after the Termination Date and deliver such CSR to Curis as soon as reasonably possible upon completion of such report.

4.2 Safety Reporting. Until such time as the Debio 0932 CTA is closed, Debiopharm shall continue to be responsible for Regulatory Authority and ethics committee reporting obligations under the Debio 0932 CTA. Subject to the requirements of applicable law, and actions or requests of any Regulatory Authority or ethics committee, after the CTA has been closed, Debiopharm shall have no further Regulatory Authority or ethics committee reporting obligations or any other pharmacovigilance obligations with respect to Product; provided, however, that Debiopharm shall thereafter remain obligated to forward promptly (and in any event within [**] days of receipt) to the Alliance Manager and the identified safety contact at Curis any adverse drug experience reports with respect to Product that Debiopharm or its Affiliates may receive from any Third Party. Debiopharm further agrees to provide Curis with timely reporting of serious adverse events or other critical or reportable safety events experienced by Compassionate Use Patients, at Debiopharm’s expense and under Debiopharm’s sole responsibility.

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4.3 Right of Reference and Access. Debiopharm hereby grants to Curis and its Affiliates and Third Party licensees the right to access and cross-reference the Debio 0932 CTA and any and all filings and submissions made by Debiopharm or its Affiliates with any Regulatory Authority or ethics committee relating to Compound or Product. Debiopharm shall, promptly upon request of Curis, file with applicable Regulatory Authorities such letters of access or cross-reference as may be necessary to accomplish the intent of this paragraph 4.3.

5.	INTELLECTUAL PROPERTY.

5.1 Intellectual Property Representations and Warranties. Debiopharm represents, warrants and covenants to Curis that Debiopharm has not granted, and shall not grant, to any Third Party or Affiliate any license or right under Debiopharm Intellectual Property Rights that would conflict with the Non-Exclusive License granted to Curis. Debiopharm further represents and warrants to Curis that, as of the Termination Date:

(a) Debiopharm has not granted to any Third Party or Affiliate any license, sublicense or other right regarding any Compound or Product or under Curis Intellectual Property Rights;

(b) the only Debiopharm Patent filed by or on behalf of Debiopharm or any of its Affiliates on or before the Termination Date is US Patent Application No. 2014/0088138 (the “US Patent Application”);

(c) there are no Joint Patents;

(d) it has not received any written notice from any Third Party claiming that the manufacture, use or sale of Compound or Product by Debiopharm prior to the Termination Date infringes any patent owned or controlled by any Third Party; and

(e) it is not a party to any legal action, suit or proceeding relating to Compound, Product, Debiopharm Intellectual Property Rights or Curis Intellectual Property Rights, and it has not received any written communication from any Third Party threatening any such action, suit or proceeding.

5.2 Prosecution and Maintenance of Curis Patents. Except as expressly set forth in this paragraph 5.2, Curis shall be solely responsible for the prosecution and maintenance of Curis Patents from and after the Termination Date, at Curis’ sole expense, provided that Debiopharm shall be solely responsible for patent fees and costs incurred prior to the Termination Date (whether invoiced to Debiopharm before or after the Termination Date). No later than [**] days after the Termination Date, Debiopharm shall notify its outside patent counsel in writing of the transfer to Curis of full responsibility for and control over the prosecution and maintenance of Curis Patents. Debiopharm shall provide reasonable cooperation and assistance to Curis as necessary for Curis to assume full responsibility for and control over the prosecution and maintenance of Curis Patents, such cooperation and assistance to include execution of any documents that may need to be submitted to any patent office for Curis to prosecute and maintain the Curis Patents throughout the world.

5.3 Assignment to Curis of Debiopharm Patent. Effective as of the Termination Date, Debiopharm hereby assigns to Curis all right, title and interest in and to the US Patent Application, for good and sufficient consideration as provided in this Transition Agreement, including as set forth in paragraphs 2.2(b), (c) and (d) of this Transition Agreement. After the

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Termination Date and promptly following Curis’ request, Debiopharm agrees to execute and deliver to Curis a patent assignment, in such form as Curis or its patent counsel reasonably deems appropriate for filing with the U.S. Patent and Trademark Office, evidencing the assignment to Curis of the US Patent Application. The US Patent Application shall be deemed a “Curis Patent” as of the Termination Date, and paragraph 5.2 of this Transition Agreement shall apply.

6.	MUTUAL REPRESENTATIONS AND WARRANTIES; DISCLAIMERS.

6.1 Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other that:

(a) It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Transition Agreement and to carry out the provisions hereof;

(b) The execution, delivery and performance of this Transition Agreement by it does not conflict with any agreement or instrument, oral or written, to which it is a party or by which it may be bound; and

(c) It has not granted, and shall not grant, any right to any Third Party which would conflict with the rights granted to the other Party hereunder.

6.2 Disclaimer. Except as expressly set forth in this Transition Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7.	INDEMNIFICATION.

7.1 By Debiopharm. In addition to Debiopharm’s indemnification obligations under Section 9.1 of the License Agreement (which survive the termination of the License Agreement), Debiopharm shall indemnify, defend, and hold harmless the Curis Indemnitees from and against any and all Losses to which any Curis Indemnitee may become subject as a result of any Claim by any Third Party to the extent such Losses arise out of or result from any breach by Debiopharm of its representations, warranties, covenants or obligations in this Transition Agreement; except, in each case, to the extent such Claim is caused by the gross negligence or willful misconduct of Curis.

7.2 By Curis. In addition to Curis’ indemnification obligations under Section 9.2 of the License Agreement (which survive the termination of the License Agreement), Curis shall indemnify, defend, and hold harmless the Debiopharm Indemnitees from and against any and all Losses to which any Debiopharm Indemnitee may become subject as a result of any Claim by any Third Party to the extent such Losses arise out of or result from (i) any breach by Curis of its representations, warranties, covenants or obligations in this Transition Agreement or (ii) the development, importation, exportation, storage, handling, transportation, manufacture, use or other disposition of the Compound or any Product by or for Curis or its Affiliates after the Termination Date; except, in each case, to the extent such Claim is caused by the gross negligence or willful misconduct of Debiopharm.

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7.3 Indemnification Procedures. The Parties’ respective indemnification obligations under this Transition Agreement shall be subject to Section 9.3 of the License Agreement.

8.	CONFIDENTIALITY.

8.1 Confidential Information. For clarity, Confidential Information includes information disclosed by a Party or its Affiliates to the other Party or its Affiliates after the Termination Date pursuant to this Transition Agreement; provided, however, that, from and after the Termination Date, all Data and information regarding the Compound or the Product, regardless of which Party first disclosed such Data or information to the other Party and whether such Data or information was disclosed before or after the Termination Date, shall be deemed the Confidential Information of Curis, and Curis shall be deemed the Disclosing Party and Debiopharm the Receiving Party with respect thereto. In addition, the Parties agree that the terms of this Transition Agreement shall be treated as Confidential Information by both Parties.

8.2 Survival of Confidentiality Obligations. Article 10 of the License Agreement shall survive termination of the License Agreement; provided, however, that, notwithstanding Article 15 of the License Agreement to the contrary, effective as of the Termination Date:

(a) subject to Section 10.2 of the License Agreement and paragraph 8.3 of this Transition Agreement, neither Party shall use the name of the other Party nor any variation or adaptation thereof, nor any trademark, tradename or other designation owned by the other Party or its Affiliates, nor the names of any of its officers, employees or agents, for any purpose without the prior written consent of the other Party in each instance; notwithstanding the foregoing, the other Party shall in any event be entitled to be notified of and to receive a full copy of any publication or disclosure using its name, or any variation or adaptation thereof, or any trademark, tradename or other designation that it owns;

(b) Sections 10.4, 10.5 and 10.6 of the License Agreement shall terminate and be of no further force or effect;

(c) Sections 10.7 and 10.8 of the License Agreement shall survive termination of the License Agreement solely with respect to Data from the HALO Trial. Except for the foregoing, neither Debiopharm nor its contractors shall have any right to publish Data and other information regarding Compounds and Products from and after the Termination Date;

(d) Results of all clinical studies performed by Debiopharm on the Compound shall be published in the EudraCT database;

(e) In addition to any publication set forth in paragraph 8.2(c) of this Transition Agreement, Curis recognizes that subcontractors of Debiopharm, including without limitation academic institutions and providers of services, may ask Debiopharm to provide its consent to public oral presentations or articles of information pertaining to their activities related to the Compound or the Product, from time to time after the Termination Date. Curis shall have the right to review and comment on any material proposed for public oral presentation or publication by Debiopharm that includes Data or other results of preclinical or clinical development of the Compound or any Product and/or includes Confidential Information of Curis. Before any such material is submitted for publication, Debiopharm shall deliver a complete copy to Curis at least [**] days prior to submitting the material to a publisher or initiating any other disclosure. Curis shall review any such material and give its comments to Debiopharm within

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[**] days of the delivery of such material to Curis. With respect to public oral presentation materials and abstracts, Curis shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Debiopharm with appropriate comments, if any, but in no event later than [**] days from the date of delivery to Curis. Debiopharm shall comply with Curis’ request to delete references to Curis’ Confidential Information in any such material. In addition, if any such publication contains patentable subject matter, then at Curis’ request, Debiopharm shall ensure that its subcontractor either delete the patentable subject matter from such publication or delay any submission for publication or other public disclosure for a period of up to an additional [**] days so that appropriate patent applications may be prepared and filed. For the sake of clarity this clause shall also apply to any public presentation or publication by Debiopharm after the Termination Date.

8.3 Press Release. Debiopharm agrees that Curis may issue a press release upon execution of this Transition Agreement in a form reasonably agreed to by the Parties. The Parties further acknowledge that each Party may desire or be required to issue subsequent press releases or to make other public disclosures relating to this Transition Agreement or its terms. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases or other public disclosures prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines are reasonably necessary to comply with laws or regulations. In addition, following the initial press release announcing this Transition Agreement, each Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Transition Agreement, the identity of the other Party and those terms of this Transition Agreement which have already been publicly disclosed in accordance herewith.

8.4 Curis Right to Publish. From and after the Termination Date, Curis shall be free to publish, such as by public oral presentation, manuscript or abstract, Data and other information regarding Compounds and Products without restriction, subject to paragraph 8.2 (a) of this Transition Agreement.

9.	MISCELLANEOUS.

9.1 Surviving Provisions of License Agreement. Notwithstanding Article 15 of the License Agreement to the contrary, only Sections 8.4, 9.1, 9.2, 9.3, 9.5, 13.1 (as amended by, and subject to, paragraphs 2.2 and 2.3 of this Transition Agreement) and 13.5 and Articles 1, 10 (as amended by, and except as set forth in, paragraph 8 of this Transition Agreement), 17, 18, 19, 20, 21 and 22 of the License Agreement shall survive termination of the License Agreement pursuant to this Transition Agreement.

9.2 Incorporation by Reference. Articles 17, 19, 20, 21 and 22 of the License Agreement are hereby incorporated by reference in this Transition Agreement, mutatis mutandis (such that all references to “this Agreement” in such Articles of the License Agreement shall be interpreted to refer to this Transition Agreement).

9.3 Notices. Notices required or permitted to be made or given to either Party hereto pursuant to this Transition Agreement or the License Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified or registered mail, postage prepaid, addressed to it at its address set forth below or to such other address as it shall designate by written notice to the other Party as follows:

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If to Debiopharm:

Debiopharm International S.A.

Forum «après-demain»

Chemin Messidor 5-7

1006 Lausanne

Switzerland

Attention: Director, Legal Affairs

If to Curis:

Curis, Inc.

4 Maguire Road

Lexington, MA 02421-3112

USA

Attention: Chief Executive Officer

9.4 Complete Agreement. The Parties hereto acknowledge that this Transition Agreement and the surviving provisions of the License Agreement set forth in paragraph 9.1 of this Transition Agreement (as expressly amended by this Transition Agreement) collectively set forth the entire agreement and understanding of the Parties, and supersede all prior written or oral agreements or understandings with respect to the subject matter hereof and thereof (except as expressly set forth in Sections 18(a) and 18(b) of the License Agreement).

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IN WITNESS WHEREOF, the Parties have caused this Transition Agreement to be executed by their duly authorized representatives as of the Termination Date.

DEBIOPHARM INTERNATIONAL S.A.		CURIS, INC.

By:	/s/ Thierry Mauvernay	By:	/s/ Michael P. Gray
Name:	Thierry Mauvernay	Name:	Michael P. Gray
Title:	Delegate of the Board	Title:	Chief Financial and Chief Business Officer
Date:	6 February 2015	Date:	2/5/2015

Exhibit Index:

EXHIBIT A: Debiopharm Development Activities

EXHIBIT B: Transition Plan

EXHIBIT C: Debiopharm Vendors for CMC Materials

EXHIBIT D: CMC Materials

EXHIBIT E: Available Biological Samples

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EXHIBIT A

Debiopharm Development Activities

Debiopharm study number	Study title	Status	Report available for transfer within:
[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 8 pages were omitted. [**]

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EXHIBIT B

Transition Plan

Debiopharm’s responsibilities under the Technology Transfer Plan are as follows:

Within [**] days of the Effective Date, Debiopharm will provide Curis with the following documentation and information in either electronic or hard copy format:

1. General documents:

[**]

2. Other CMC documents

[**]

3. Study related documents:

[**]

4. Transfer of Control and Responsibility from Debiopharm to Curis

[**]

5. Technology Transfer Plan Management. [**].

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EXHIBIT C

Debiopharm Vendors for CMC Materials

Manufacturer	Responsibility
[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

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EXHIBIT D

CMC Materials

Product	Storage Location	Batch number	Description	Approximate quantity
[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]

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Deuterated compounds

Product	Storage Location	Batch number	Approximate quantity
[**]	[**]	[**]	[**]
[**]		[**]	[**]
Manufacturer:
[**]

Debio 0932 Metabolites

Product	Storage Location	Batch number	Approximate quantity
[**]	[**]	[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]

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Debio 0932 Reference Standard

Product	Storage Location	Batch number	Approximate quantity
[**]	[**]	[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]

Others Compounds

Product	Storage Location	Batch number	Approximate quantity
[**]	[**]	[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]
[**]		[**]	[**]

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EXHIBIT E

Available Biological Samples

Debiopharm Study Number	Study CRO / Central Labs / Secondary Labs	Study title	Status	Type of samples
[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

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